Chuy’s Holdings, Inc. Announces Third Quarter 2019 Financial Results

AUSTIN, Texas, November 7, 2019 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the third quarter ended September 29, 2019.
Highlights for the third quarter ended September 29, 2019 were as follows:

•	Revenue increased 7.8% to $109.1 million from $101.2 million in the third quarter of 2018.

•	Comparable restaurant sales increased 2.6%.

•
Net loss was $1.8 million, or $0.11 per diluted share, compared to net loss of $7.5 million, or $0.44 per diluted share, in the third quarter of 2018. Net loss in the third quarter of 2019 included impairment and closure costs of $7.3 million ($5.9 million, net of tax or $0.35 per diluted share). Net loss in the third quarter of 2018 included impairment costs of $12.3 million ($11.0 million, net of tax or $0.64 per diluted share).

•	Adjusted net income(1) increased by 17.9% to $4.1 million, from $3.5 million, and net income per diluted share increased 25.0% to $0.25 from $0.20, in the third quarter of 2018.

•	Restaurant-level operating profit(1) increased 11.4% to $15.8 million compared to $14.2 million in the third quarter of 2018.

•	One restaurant opened during the third quarter of 2019, which brings the total number of opened restaurants through the third quarter to five.

(1)
Adjusted net income and restaurant-level operating profit are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating profit to the most directly comparable GAAP measures see the accompanying financial tables. For a discussion of why we consider adjusted net income and restaurant-level operating profit useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We are pleased with the positive trajectory of our business, helped in part by the initiatives we’ve put in place to drive sustainable top-line growth and improve profitability. Not only did we deliver solid top-line growth and our sixth consecutive quarter of positive comparable restaurant sales, we also improved our restaurant level profitability, both on a dollar and margin basis, and grew our adjusted diluted earnings per share by 25% during the third quarter. As we look ahead, we will build upon this momentum and utilize our digital marketing, investment in technology and our off-premise strategy to further improve brand awareness and drive frequency in both newer and existing markets. As a result of our off-premise strategy, our off-premise sales have increased over 13%”
Hislop added, “With our recent restaurant opening in the Columbus, Ohio area, we have now completed our 2019 restaurant development plan. More importantly, we are pleased with the continued progress in developing and testing our new real-estate analytics tool. We believe this tool will allow us to better identify new markets for our store expansion in the years to come. Currently, we are planning to fully utilize this tool for our 2021 development.”

Third Quarter 2019 Financial Results
Revenue increased $7.9 million, or 7.8%, to $109.1 million in the third quarter of 2019 compared to the third quarter of 2018. The increase was driven by $7.7 million in incremental revenue from an additional 93 operating weeks provided by new restaurants as well as an increase in comparable restaurant sales. These increases were partially offset by a decrease in sales related to non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 2.6% for the thirteen weeks ended September 29, 2019 compared to the thirteen weeks ended September 30, 2018. The increase in comparable restaurant sales was primarily driven by a 4.5% increase in average check, partially offset by a 1.9% decrease in average weekly customers. The comparable restaurant base consisted of 90 restaurants at the end of the third quarter of 2019.
Total restaurant operating costs as a percentage of revenue decreased to 85.5% in the third quarter of 2019 from 86.0% in the third quarter of 2018. The decrease in restaurant operating costs as a percentage of revenue was primarily driven by the following:

•
Labor costs decreased 150 basis points primarily due to leverage on higher average check, increased labor efficiency at new store openings and lower training expense for new managers, partially offset by hourly labor rate inflation on comparable stores of approximately 3.1%.

•	Cost of sales increased 70 basis points primarily as a result of increases in the costs of beef, produce and dairy, partially offset by decreases in the costs of chicken and grocery.

•	Marketing expense increased 40 basis points driven by the Company’s new national-level marketing initiatives.

•
Occupancy costs decreased 10 basis points primarily as a result of leverage of fixed occupancy costs on higher sales, partially offset by higher rental expense at certain newly opened restaurants in larger markets and higher property taxes.

General and administrative expenses increased $1.2 million to $6.0 million for the third quarter of 2019 as compared $4.8 million for the same period in 2018. The increase was primarily driven by a $0.7 million increase in performance-based bonuses and management salaries, and $0.2 million increase in professional, legal and technology-related expenses.
Impairment and closure costs were $7.3 million ($5.9 million, net of tax or $0.35 per diluted share) during the third quarter of 2019. As a result of our impairment analysis of under-performing restaurants the Company identified five restaurants as impaired during the third quarter of 2019 and recorded a non-cash loss of $7.1 million. The Company also recorded $0.2 million of closure costs relating to two restaurants closed during the first quarter of 2019. During the third quarter of 2018, the Company recorded a non-cash loss of $12.3 million ($11.0 million, net of tax or $0.64 per diluted share) related to an impairment of assets at six restaurants.
Income tax was a benefit of $1.4 million in the third quarter of 2019 compared to a benefit of $1.6 million during the comparable period in 2018. The tax benefit was primarily due to the tax impact of the non-cash loss on asset impairment and closure costs of $7.3 million in the third quarter of 2019 and the non-cash loss on asset impairment of $12.3 million in the third quarter of 2018. Excluding the impact of these non-recurring items, the Company’s effective tax rate for the thirty-nine weeks ended September 29, 2019 was 2.7% compared to 6.9% for the same period in 2018. The decrease in the effective tax rate is primarily related to an increase in employee tax credits in proportion to the estimated taxable income.
As a result of the foregoing, net loss was $1.8 million, or $0.11 per diluted share, as compared to net loss of $7.5 million, or $0.44 per diluted share, in the third quarter of 2018.
Adjusted net income increased 17.9% to $4.1 million from $3.5 million, and net income per diluted share increased 25.0% to $0.25 from $0.20, in the third quarter of 2018. Please see the reconciliation of net loss to adjusted net income in the accompanying financial tables.

Development Update
During the third quarter, one new restaurant was opened in Carmel, Indiana, a suburb of Indianapolis. Subsequent to the end of the third quarter, one additional restaurant was opened in Columbus, Ohio, our second restaurant in this market. Six new restaurants have opened during 2019, which completes the Company’s development plan for the year and brings the total restaurant count to 104.
Share Repurchase Program
During the third quarter of 2019, the Company repurchased approximately 95,000 shares of its common stock for a total of $2.1 million. Since the beginning of the current share repurchase program the Company has repurchased approximately 511,000 shares of common stock for a total of $11.4 million through September 29, 2019. As of the end of the third quarter, the Company had $18.6 million remaining under its $30.0 million repurchase program that expires on December 31, 2019.
Subsequent to the end of the third quarter, the Company’s Board of Directors authorized a new share repurchase program under which the Company may, at its discretion, repurchase up to $30 million of its common shares outstanding. This repurchase program becomes effective on January 1, 2020, after the expiration of the previous share repurchase authorization, and expires on December 31, 2023. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans.
2019 Outlook
The Company raised its expectation of 2019 adjusted net income per diluted share to $0.98 to $1.01 from $0.93 to $0.97. This compares to adjusted net income per diluted share of $0.88 for fiscal year 2018. The net income guidance for fiscal year 2019 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of 2.0% to 2.5% versus a previous range of 1.5% to 2.5%;

•	Restaurant pre-opening expenses of approximately $3.0 million;

•	General and administrative expense of $23.8 million to $24.1 million versus a previous range $23.6 million to $24.1 million;

•	An effective tax rate of 2% to 5% vs a previous range of 0% to 5%;

•	The opening of six new restaurants;

•	Annual weighted average diluted shares outstanding of approximately 16.8 million versus a previous range of 16.9 million to 17.0 million; and

•	Net capital expenditures (net of tenant improvement allowances) of $26.0 million to $29.0 million.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2019 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 877-300-8521 or for international callers by dialing 412-317-6026. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 10136139. The replay will be available until Thursday, November 14, 2019. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through the Company’s website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and related annual assumptions, the strategy to improve brand awareness and drive frequency, including our marketing, investment in technology and, off-premise strategy and, the use of and expected benefits of our real estate analytics tool are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, impairment and closure costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, legal settlement, impairment and closure costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, legal settlement and impairment and closure costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.
Adjusted net income represents net (loss) income before legal settlement, impairment and closure costs and the income tax effect of these adjustments. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As a supplemental disclosure, restaurant-level operating profit and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP. In addition, the Company does not provide a reconciliation of fiscal 2019 adjusted net income or the most directly comparable forward-looking GAAP measure of net (loss) income per diluted share because the timing and nature of excluded items are unreasonably difficult to fully and accurately estimate.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 29, 2019		September 30, 2018		September 29, 2019		September 30, 2018
Revenue	$109,082	100.0%	$101,175	100.0%	$324,325	100.0%	$301,366	100.0%

Costs and expenses:
Cost of sales	28,673	26.3	25,899	25.6	83,562	25.8	76,430	25.4
Labor	38,770	35.5	37,395	37.0	114,323	35.2	108,274	35.9
Operating	16,127	14.8	14,947	14.8	46,583	14.4	43,072	14.3
Occupancy	8,206	7.5	7,728	7.6	24,340	7.5	22,297	7.4
General and administrative	5,975	5.5	4,811	4.8	18,010	5.6	15,517	5.1
Marketing	1,492	1.4	1,016	1.0	4,487	1.4	3,185	1.1
Restaurant pre-opening	457	0.4	994	1.0	2,357	0.7	3,725	1.2
Legal settlement	—	—	—	—	775	0.2	—	—
Impairment and closure costs	7,300	6.7	12,336	12.2	7,888	2.4	12,336	4.1
Depreciation and amortization	5,284	4.8	5,089	5.0	15,485	4.8	14,705	5.0
Total costs and expenses	112,284	102.9	110,215	109.0	317,810	98.0	299,541	99.5
(Loss) income from operations	(3,202)	(2.9)	(9,040)	(9.0)	6,515	2.0	1,825	0.5
Interest expense, net	28	0.1	24	—	90	—	59	—
(Loss) income before income taxes	(3,230)	(3.0)	(9,064)	(9.0)	6,425	2.0	1,766	0.5
Income tax benefit	(1,413)	(1.3)	(1,554)	(1.5)	(1,220)	(0.4)	(363)	(0.1)
Net (loss) income	$(1,817)	(1.7)%	$(7,510)	(7.5)%	$7,645	2.4%	$2,129	0.6%

Net (loss) income per common share: Basic	$(0.11)		$(0.44)		$0.46		$0.13
Net (loss) income per common share: Diluted	$(0.11)		$(0.44)		$0.45		$0.12

Weighted-average shares outstanding: Basic	16,615,927		16,948,701		16,764,010		16,940,777
Weighted-average shares outstanding: Diluted	16,720,662		17,114,190		16,836,430		17,081,371

Reconciliation of GAAP net (loss) income and net (loss) income per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended		Fiscal Year Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018	December 30, 2018
Net (loss) income as reported	$(1,817)	$(7,510)	$7,645	$2,129	$5,539
Legal settlement	—	—	775	—	—
Impairment and closure costs	7,300	12,336	7,888	12,336	12,336
Income tax effect on adjustment (1)	(1,366)	(1,333)	(1,621)	(1,333)	(2,897)
Adjusted net income	$4,117	$3,493	$14,687	$13,132	$14,978

Adjusted net income per common share: Basic	$0.25	$0.21	$0.88	$0.78	$0.88
Adjusted net income per common share: Diluted	$0.25	$0.20	$0.87	$0.77	$0.88

Weighted-average shares outstanding: Basic	16,615,927	16,948,701	16,764,010	16,940,777	16,931,589
Weighted-average shares outstanding: Diluted	16,720,662	17,114,190	16,836,430	17,081,371	17,062,347

(1)
Reflects the tax expense associated with the adjustments for impairment and closure costs during the thirteen weeks ended September 29, 2019, and legal settlement, impairment and closure costs during the thirty-nine weeks ended September 29, 2019 and impairment costs in the fiscal year ended December 30, 2018. The tax expense was calculated based on the change in the tax provision calculation after adjusting for the reconciling item.

Reconciliation of GAAP (loss) income from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
(Loss) income from operations as reported	$(3,202)	$(9,040)	$6,515	$1,825
General and administrative	5,975	4,811	18,010	15,517
Restaurant pre-opening	457	994	2,357	3,725
Legal settlement	—	—	775	—
Impairment and closure costs	7,300	12,336	7,888	12,336
Depreciation and amortization	5,284	5,089	15,485	14,705
Restaurant-level operating profit	$15,814	$14,190	$51,030	$48,108

Restaurant-level operating margin (1)	14.5%	14.0%	15.7%	16.0%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	September 29, 2019	December 30, 2018
Cash and cash equivalents	$10,476	$8,199
Total assets (1)	448,335	277,084
Long-term debt	—	—
Total stockholders’ equity	195,293	193,851
(1) Includes approximately $170.6 million of operating lease assets recorded during the first quarter of 2019 as a result of the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com